[LOGO]
                              MARKETING SOLUTIONS
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          468 Queen Street East, Fifth Floor, Toronto, Ontario M5A 1T7
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                Phone: (416) 861-9850     Fax: (416) 368-1349
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                           AGENCY OF RECORD AGREEMENT

This will confirm the agreement between Marketing Solutions Ltd. with head office located at 468 Queen Street East, Fifth Floor, Toronto, Ontario M5A 1T7 (hereinafter referred to as MSL and NITAR Tech. Corp., with head office located at 3950 Worthview Place, Unit 2, Mississauga, Ontario L5N 6S7 (hereinafter collectively referred to as NITAR pursuant to which MSL is retained as the Agency of Record (AOR) to the principal owners of NITAR. This agreement shall be effective as of the signing date hereto and shall be non cancelable.

The terms and conditions of the agreement are as follows:

1. MSL agrees that they will:

(a) Retain the services of TVA Productions and Clearvision Inc. (dba businessnewswire.com) to research, write, produce, direct, edit and prepare a final cut of an infomercial (DRTV - Direct Response Television Commercial). It is anticipated that the production cost of the infomercial will be approximately US$ 200,000.00.

(b) Plan, negotiate and purchase all associated air time on television to an initial maximum value of US$ 2.3 million, representing approximately 100 hours of off-peak television time in 28 minute and 30 second blocks over a 12 - 20 week period; and,

(c) When and if required, prepare, advise and review and advise NITAR on additional above- and below-the-line activities and, as funds from sales of product dictate, present strategic media plans for additional forms of branding opportunities including, but not limited to additional advertising and direct marketing, radio, print (magazine and newspaper), out of home and promotional activities and public relations. Planning and execution will be done on a regional basis to coincide with all other media activities to maximum effectiveness and the investment being made.

2. As compensation for the services to be provided by MSL to NITAR pursuant to
Section 1 herein, NITAR agrees to pay to MSL a 15% commission on all activities.

3. NITAR will reimburse MSL for all day-to-day out-of-pocket expenses incurred in connection with the performance of the services rendered by MSL there under. Such expenses shall be billed by MSL on a periodic basis and paid by NITAR upon receipt of such invoices. Out-of-pocket expenses shall include, but not be limited to, all travel and courier expenses, Telephone, Postage, Legal and Accounting Fees plus all reasonable fees and expenses incurred by MSL in relation to this contract and such other consultations requested by MSL which may or may not be in relation to this agreement.

4. This Agreement shall remain in full force and effect from the date a NITAR stand by equity distribution agreement becomes effective.
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                                                         MARKETING SOLUTIONS (R)

5. NITAR acknowledges that MSL is under no obligation to verify the truth or accuracy of any information provided by NITAR to MSL during the term of this contract. NITAR further acknowledges that it shall provide, at its expense, all documents of NITAR or copies thereof to MSL, which MSL may reasonably request in the performance of its duties. NITAR represents and warrants that the information it provides to MSL under the terms of this Agreement is information, which is correct in nature and may be publicly disclosed.

6. NITAR agrees to indemnify and hold harmless MSL and all Associates, Affiliates and Agents retained by MSL, their employees, Officers or Directors of any and all claims which may arise against MSL, his Associates, Affiliates and Agents retained by MSL, their employees, Officers or Directors while in the performance of their duties herein.

7. In the event that any laws, governmental rules or regulations or any official interpretations thereof or any by-laws, rules, regulations, orders, directives or interpretations of or issued by an applicable association or other body applicable to any party or to any of the matters covered by this Agreement are enforced (or any enforcement action in respect thereof is threatened or pending) or modified such that: any modifications in the relationship or transactions contemplated hereby between the parties or in the provisions of this Agreement are needed to comply with any of the foregoing matters or are needed to give effect to, or to better achieve, the intent of the parties hereto with respect to the matters covered hereby, or some or all of the activities contemplated by this Agreement are or shall be prohibited, the parties will co-operate in making any modifications to this Agreement and to the parties' relationship hereunder requested by NITAR to the extent any such modifications are not unreasonably burdensome to any party and will permit such modifications being referred to as "Compliance Modifications"), it being agreed that neither MSL nor NITAR shall unreasonably refuse or delay its consent to any Compliance Modifications.

8. Any controversy, claim or dispute arising out of or relating to these Terms and Conditions, or the relationship which results from these Terms and Conditions, including without limitation, the performance, breach, enforcement, existence or validity of the matters provided for in these Terms and Conditions which cannot be amicably resolved, even if only one of the parties declares that there is a difference (collectively, a "Claim"), will be referred to and finally settled (to the exclusion of the courts) by private and confidential binding arbitration before a single arbitrator held in Toronto, Ontario in English and governed by Ontario law pursuant to the Arbitration Act, 1991 (Ontario), as amended, replaced or re-enacted from time to time. The arbitrator shall be a person who is legally trained and who has experience in the advertising, marketing and media relations field in Canada and is independent of either party. Any such Claim shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any claim, controversy or dispute of any other party. NITAR agrees to waive any right you may have to commence or participate in any class action against MSL related to any Claim and, where applicable, NITAR also agrees to opt out of any class proceedings against MSL. Notwithstanding the foregoing, MSL reserves the right to pursue the protection of intellectual property rights and confidential information through injunctive or other equitable relief through the courts. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the Federal Laws of Canada applicable therein.
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                                                         MARKETING SOLUTIONS (R)

9. This Agreement and the agreements referred to herein constitute the entire agreement representations and understandings, both written and verbal, in respect of the subject matter hereof, to the extent that their respective rights and obligations may be modified by the Agency and Settlement Services Agreement). Except as otherwise provided herein, neither this Agreement nor any of its provisions shall be amended or modified except by an agreement in writing of each of the parties that expressly refers to this Agreement and provides that it is intended to modify this Agreement.

10. This Agreement shall be binding upon the parties, their respective heirs, successors, and assigns.

11. No termination shall prejudice any claim or rights of any party, which accrued prior to Termination.

The foregoing correctly sets out our Agreement and Contract and this shall constitute a binding agreement between all parties.

This agreement will be in place for 24-months from the date of acceptance and may be cancelled by either party with six (6) months notice. In the event of cancellation, MSL will continue with the execution of any plans in force at that time and will hand over all materials and contracts to NITAR at the end of the original term.

This agreement may be extended at any time with 90 days notice from NITAR.

ACCEPTED AND AGREED by all parties this 14th day of April, 2005 at Toronto

MARKETING SOLUTIONS LTD.                    NITAR TECH. CORP.


/s/ LAWRENCE LILLY                          /S/ LUIZ O. BRASIL
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Authorized to bind the company              Authorized to bind the company
Lawrence LillY, VP Business Development     Luiz O. Brasil, President

Print name and title                        Print name and title


Witness  /s/
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Date     14/April/2005